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                                                                     Exhibit 2.2

                                                                  EXECUTION COPY
                               JOINDER AGREEMENT


        This Joinder Agreement is made and entered into as of this 26th day of September, 2001 by and among Education Management Corporation ("Buyer"), Michael
C. Markovitz, an individual residing in the State of Illinois ("Seller") and a stockholder of Argosy Education Group, Inc., an Illinois corporation ("Argosy"), the MCM Trust, dated July 20, 1992, a trust governed by the laws of the Cook Islands ("MCM Trust") and the Michael C. Markovitz Dynastic Trust, dated December 29, 1998, a trust governed by the laws of the State of Illinois ("Dynastic Trust," and together with the MCM Trust, the "Seller Trusts," and each a "Seller Trust"). Unless otherwise provided in this Joinder Agreement, capitalized terms shall have the meanings set forth in the Purchase Agreement (as defined below).

        Buyer and Seller have entered into that certain Stock Purchase Agreement dated July 9, 2001 (the "Purchase Agreement") pursuant to which Buyer will purchase 4,900,000 Shares of Class A Common Stock of Argosy (the "Shares") beneficially owned by Seller for the Purchase Price upon the terms and subject to the conditions of the Purchase Agreement.

        The Seller Trusts are together the registered holders of all of the Shares and will receive, in the aggregate, the Purchase Price payable under the Purchase Agreement.

        Accordingly, each Seller Trust hereby joins Michael C. Markovitz in the Purchase Agreement as a "Seller" thereto and agrees to be bound, jointly and severally with the Seller, by the terms and subject to the conditions thereof, in such capacity and to the same extent as if the undersigned were original parties thereto, including but not limited to those obligations of Seller set forth in Article VIII thereof. Each Seller Trust further agrees that it shall deliver any certificates, instruments and documents reasonably requested by Buyer in order to give effect to the transactions contemplated by the Stock Purchase Agreement. Seller and the Seller Trusts, hereby represent and warrant as follows to the Buyer.

        1.1 SHARES. The Shares are validly issued, fully paid and nonassessable. The MCM Trust and the Dynastic Trust are the sole record owners of 4,213,388 Shares and 686,612 Shares, respectively. The undersigned has full and sole power to vote and dispose of the Shares owned by such Seller Trust. The Shares are free and clear of any and all Liens or other encumbrances. Upon delivery of certificates representing the Shares to be delivered pursuant to the Purchase Agreement, the Buyer will acquire good and valid legal and exclusive title to the Shares, free and clear of any Liens or other encumbrances or any adverse claims of any nature. There are no outstanding subscriptions, options, warrants, preemptive rights, exercise rights, exchange rights, stock appreciation, phantom stock or other rights to acquire from a Seller Trust any of the Shares.

        1.2 AUTHORIZATION; ENFORCEABILITY. This Joinder Agreement and the Escrow Agreement have been duly authorized, executed and delivered by Seller and each Seller Trust and constitute the legal, valid and binding obligation of each Seller Trust and are, and the other documents and instruments executed and delivered by Seller and each Seller Trust in connection with the transactions contemplated by the Purchase Agreement are or will be, when
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executed and delivered by such party, enforceable against him or it in accordance with their respective terms, except as such enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors (the "Bankruptcy Exception") and subject to general equity principles and an implied covenant of good faith and fair dealing. Each Seller Trust has the power to perform its obligations under this Joinder Agreement, the Purchase Agreement and the Escrow Agreement and to take all actions necessary to effect the transactions contemplated hereby and thereby.

        1.3 NO VIOLATION OR CONFLICT. The execution, delivery and performance of this Joinder Agreement and the Escrow Agreement by each Seller Trust and all documents and instruments required hereby and thereby to be executed and delivered by each Seller Trust do not, and the consummation by such Seller Trust of the other transactions contemplated hereby and thereby and each Seller Trust's compliance with the provisions hereof and thereof will not, result in any violation of, or default under such Seller Trust's trust instruments or any agreement, contract or binding commitment to which such Seller Trust is a party to or by which such Seller Trust is bound, or any statute, rule or regulation under any applicable laws.

        1.4 NO LITIGATION. There are no actions, suits, investigations, injunctions, orders, decrees, claims or proceedings of any nature or kind whatsoever, at law or in equity, instituted, or pending against any Seller Trust, or to the Knowledge of the trustees of the Seller Trusts, threatened by any Person or any outstanding orders, judgments, injunctions, awards or decrees which are intended to, or might reasonably be expected to, prohibit any of the transactions contemplated in the Stock Purchase Agreement or impair any Seller Trust's ability to fulfill its obligations thereunder.

        1.5 NO BROKER OR FINDER. No broker, finder or other party is entitled to any fee or other compensation in connection with the sale of Shares contemplated under this Joinder Agreement and the Stock Purchase Agreement, other than J.P. Morgan (pursuant to the letter dated May 25, 2001, a copy of which has been provided by Seller to Buyer).

        1.6 TAX MATTERS. Each Seller Trust will furnish Buyer and/or Escrow Agent all taxpayer information reasonably necessary to determine any withholding obligation that may be imposed with respect to the payment of the consideration to such Seller Trust for the Purchased Shares under applicable tax law.

        1.7. DISCLOSURE. None of the representations or warranties of either Seller Trust contained herein is false or misleading in any material respect or omits to state a fact necessary to make the statements herein not misleading in any material respect.

        The representations and warranties of Seller and each Seller Trust shall survive the Clos-ing for a period of two (2) years from the date of Closing. Notwithstanding the foregoing, the representations and warranties contained in Sections 1.1, 1.2 and 1.3 hereof shall survive the Closing without regard to the time limitation set forth in the preceding sentence.

        Seller hereby acknowledges and agrees that he shall be jointly and severally liable with any Seller Trust for the breach by any Seller Trust of the preceding representations and warran-ties or for the failure of any Seller Trust to have performed and complied in all respects with its
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obligations, covenants and conditions required by this Joinder Agreement, the
Stock Purchase Agreement and the Escrow Agreement to be performed or complied with by it.

CONSENT TO JURISDICTION; BINDING EFFECT.

        (a). The parties hereby agree that all actions, suits or proceedings (whether in contract, tort or otherwise) arising out of or relating to this Joinder Agreement or Stock Purchase Agree-ment shall be heard and determined in a court of the State of Illinois or in a federal court sitting in the State of Illinois (an "Illinois Court") and the parties hereto irrevocably submit to the exclu-sive jurisdiction of such courts with respect to any actions, suits or proceedings (whether in con-tract, tort or otherwise). The parties consent that all service of process be sent by nationally rec-ognized overnight courier service directed to any such party at its address set forth below and service so made will be conclusively deemed to be accepted and completed for all purposes (notwithstanding any more restrictive service requirements set forth in the applicable federal or state rules of civil procedure governing service of original process) on the business day after de-posit with such courier.

                (i)     If to the Buyer:

                        Education Management Corporation
                        300 Sixth Avenue
                        Pittsburgh, PA  15222
                        Attention:  General Counsel

                (ii)    If to the Seller or any Seller Trust:

                        Michael C. Markovitz
                        c/o Argosy Education Group, Inc.
                        20 South Clark Street, Suite 300
                        Chicago, IL  60603

        (b). The parties agree that any order or judgment rendered by an Illinois Court shall be given full force and effect in any local, state, federal or foreign court or tribunal worldwide. The parties agree to cooperate fully to ensure the enforceability of any such order or judgment any-where in the world. In addition, each Seller Trust agrees that the foregoing provisions shall be binding upon any successor trustee or protector, as applicable, to such Trust, and notice shall be promptly made to Buyer at the address provided herein of any change in the identity of any trus-tee or protector, or in the event that any Trust is re-domiciled or reorganized under the laws of any jurisdiction other than as in effect as of the date hereof.

        Each Seller Trust acknowledges that it has been given a copy of the Purchase Agreement (as executed by Buyer and Seller) and the Escrow Agreement and afforded ample opportunity to read them, and each of the undersigned is familiar with the terms and conditions set forth in the Purchase Agreement and the Escrow Agreement.
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        This Joinder Agreement may be executed in one or more counterparts
(including by means of telecopied signature pages) all of which taken together shall constitute one and the same instrument.

                                   * * * * *

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        IN WITNESS WHEREOF, the parties hereto have executed this Joinder
Agreement as of September 26, 2001.



                                               AGREED AND ACCEPTED:


                                               EDUCATION MANAGEMENT
                                                 CORPORATION


                                               /s/ Robert B. Knutson
                                               ---------------------------------

                                               By: Robert B. Knutson
                                                  ------------------------------

                                               Its: Chief Executive Officer
                                                   -----------------------------


                                               MCM TRUST


                                               /s/ Michael C. Markovitz
                                               ---------------------------------
                                               Michael C. Markovitz, trustee



                                               MICHAEL C. MARKOVITZ
                                                  DYNASTIC TRUST


                                               /s/ Ling Z. Markovitz
                                               ---------------------------------
                                               Ling Z. Markovitz, trustee



                                               MICHAEL C. MARKOVITZ


                                               /s/ Michael C. Markovitz
                                               ---------------------------------